Exhibit 99.1
LIFECORE BIOMEDICAL REPORTS RESULTS FOR FIRST QUARTER
ENDED SEPTEMBER 30, 2007
Maintains FY 2008 Guidance
CHASKA, MN. — October 16, 2007 — LIFECORE BIOMEDICAL, INC. (Nasdaq: LCBM) today reported net sales of $15.7 million in the first quarter ended September 30, 2007, an increase of 5 percent over net sales of $15.0 million in the first quarter of fiscal year 2007. Foreign currency translation comparisons increased current quarter sales by $184,000 compared to the first quarter of last fiscal year.
Net income of $1,263,000, or $.09 per diluted share, was posted for the quarter compared to net income of $1,139,000, or $.08 per diluted share, in the quarter ended September 30, 2006. Income tax expense was recorded for the first quarter at an annual effective rate of 39.0% compared to an effective rate of 38.5% in the first quarter a year ago.
“Profits for the quarter were at the high-end of our guidance, although sales were slightly below,” said Dennis J. Allingham, President and CEO. “The results reflect our focus towards strengthening our Dental sales performance, while driving the continued operating efficiency from the Hyaluronan Division.”
The Company reported a cash and cash equivalents balance of $39.6 million at September 30, 2007. Cash effects associated with the income tax expenses reflected in the first quarter operating results were minimal due to the utilization of the net operating loss carry forwards.
Hyaluronan Division
Net sales from the Hyaluronan Division for the first quarter were $4.8 million; comparable to the sales reported in the same quarter last year.
The Division reported operating income of $943,000 in the first quarter compared to operating income of $996,000 in the first quarter of fiscal year 2007. The slight decline resulted from additional costs associated with product development.

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“Higher sales to orthopedic customers and increased revenues from product development were partially offset by lower sales to ophthalmic customers,” said Dennis J. Allingham, President & CEO. “We are proceeding with our program to develop the Cleveland Clinic technology for long-term growth, while driving other development opportunities in existing segments as the interim growth vehicle.”
Dental Division
Net sales from the Dental Division for the first quarter were $10.8 million, an increase of 6% from the $10.2 million recorded in the first quarter last year. Foreign currency translation comparisons increased first quarter sales by $184,000. Domestic sales grew 9% for the quarter. Variability in distributor purchasing patterns resulted in little International sales growth for the quarter.
The Division reported operating income of $614,000 for the first quarter compared to operating income of $510,000 in the first quarter of fiscal year 2007.
“Sales of the Prima™ Implant System continued to drive sales growth with a significant 70% increase from the first quarter a year ago,” said Dennis J. Allingham, President & CEO. “Overall, we were pleased to see that actions taken improved the rate of sales growth, when compared to the fourth quarter of last fiscal year, particularly domestic sales. We expect to build on this momentum with the introduction of our Prima Ceramic abutment system, which was just cleared for the US market.”
Outlook
The Company is maintaining its guidance and expects fiscal year 2008 sales of $76.5 to $78.5 million, an increase of 10 to 13 percent over fiscal year 2007. Earnings per diluted share of $.56 to $.60 are expected.
The Company expects sales of $18.0 to $18.5 million in the second quarter of fiscal year 2008 with earnings per diluted share of $.10 to $.12. This guidance reflects an annual effective tax rate of 39.0% and stock option expense of $266,000.
The Company expects second quarter growth to be driven by both Divisions.
Conference Call
As previously announced, the Company will host a conference call today at 3:45 p.m. Central Time to discuss first quarter results. A live web cast of the call is available through the Company’s website at www.lifecore.com. After selecting the INVESTOR INFO tab, select CALENDAR OF EVENTS from the INVESTOR INFO & RESEARCH menu at the right side of the page and follow the instructions for participation. A replay of the web cast will be available shortly

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after completion of the call. To select the archived replay, select AUDIO ARCHIVES from the INVESTOR INFO & RESEARCH tools menu at the right side of the screen. The conference call will also be available at www.earnings.com.
The conference call may include forward-looking statements. See the cautionary information about such statements in the “Safe-Harbor Statement” section below.
Safe-Harbor Statement
Certain statements in this release regarding Lifecore’s anticipated future sales and financial results are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Numerous risks and uncertainties may affect whether such results are actually achieved. These include the timing of orders from customers, continued market acceptance of the Company’s products, effectiveness of the dental sales force expansion, timing of regulatory approvals, success of new product development efforts, the likelihood and timing of the return of the Company’s adhesion prevention product to the market, and other factors. These risks and uncertainties are more fully described in the Company’s Annual Report on Form 10-K for the fiscal year ending June 30, 2007, and other more recent filings. Actual results may differ materially from anticipated results.
About Lifecore Biomedical
Lifecore Biomedical, in business over 40 years, develops, manufactures, and markets biomaterials and medical devices for use in various surgical markets.
News and general information are available through the Company’s website at www.lifecore.com or by telephone at 952-368-4300.
Contact:
Dennis J. Allingham, President and CEO
David M. Noel, Vice President of Finance and CFO

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Lifecore Biomedical, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

	September 30,	June 30,
	2007	2007
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$39,554,000	$39,105,000
Accounts receivable	16,185,000	15,555,000
Inventories	13,151,000	12,145,000
Deferred income taxes, net	3,035,000	3,684,000
Prepaid expense	1,468,000	1,448,000

Total current assets	73,393,000	71,937,000

PROPERTY, PLANT AND EQUIPMENT, NET	22,885,000	23,105,000

LONG-TERM INVENTORY	1,376,000	1,491,000
OTHER ASSETS	5,728,000	5,738,000

	$103,382,000	$102,271,000

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	$6,822,000	$7,323,000
Long-term obligations	4,424,000	4,496,000
Long-term tax reserve	584,000	—
Long-term deferred income taxes, net	982,000	982,000
Shareholders’ equity	90,570,000	89,470,000

	$103,382,000	$102,271,000

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Lifecore Biomedical, Inc.
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended
	September 30,
	2007	2006
Net sales	$15,683,000	$15,010,000
Cost of goods sold	5,982,000	5,572,000

Gross profit	9,701,000	9,438,000

Operating expenses
Research and development	1,240,000	1,096,000
Marketing and sales	4,828,000	4,912,000
General and administrative	2,076,000	1,924,000

	8,144,000	7,932,000

Operating income	1,557,000	1,506,000

Other income (expense)
Interest income	496,000	331,000
Interest expense	(68,000)	(64,000)
Currency transaction gains	54,000	73,000
Other	31,000	6,000

	513,000	346,000

Income before income taxes	2,070,000	1,852,000

Income tax expense	807,000	713,000

Net Income	$1,263,000	$1,139,000

Net income per share
Basic	$0.09	$0.09

Diluted	$0.09	$0.08

Weighted average shares outstanding
Basic	13,472,018	13,223,448

Diluted	13,798,491	13,672,260

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Lifecore Biomedical, Inc.
Divisional Statements of Operations
Three Months Ended September 30,
(Unaudited)

	Hyaluronan Division		Dental Division		Consolidated
	2007	2006	2007	2006	2007	2006
Net sales	$4,849,000	$4,779,000	$10,834,000	$10,231,000	$15,683,000	$15,010,000
Cost of goods sold	2,084,000	2,122,000	3,898,000	3,450,000	5,892,000	5,572,000

Gross profit	2,765,000	2,657,000	6,956,000	6,781,000	9,701,000	9,438,000

Operating expenses
Research and development	888,000	716,000	352,000	380,000	1,240,000	1,096,000
Marketing and sales	118,000	196,000	4,710,000	4,716,000	4,828,000	4,912,000
General and administrative	816,000	749,000	1,260,000	1,175,000	2,076,000	1,924,000

	1,822,000	1,661,000	6,322,000	6,271,000	8,144,000	7,932,000

Operating income	$943,000	$996,000	$614,000	$510,000	$1,577,000	$1,506,000

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